Exhibit 10.14

TRIAD HOSPITALS, INC.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

	Annual Retainer	Per Meeting Attendance Fees	Annual Equity Grant[1]
Non-Employee Directors	$55,000[2]	$2,500	2,000 shares restricted stock
Audit Committee Members	$5,000 Committee Chairman	$1,500	N/A
Compensation Committee Members	$5,000 Committee Chairman	$1,500	N/A
Quality Committee Members	N/A	$1,500	N/A
Ethics and Compliance Committee Members	$5,000 Committee Chairman	$1,500	N/A
Nominating and Corporate Governance Committee Members	$5,000 Committee Chairman	$1,500	N/A
Executive Committee Members	N/A	$1,500	N/A
Development Committee Members	N/A	$1,500	N/A

[1]	On May 24, 2005, the Board of Directors granted a restricted stock award for non-employee directors in lieu of an annual stock option grant provided for under the Company’s Outside Directors Stock and Incentive Compensation Plan (the “Compensation Plan”). The award is subject to certain restrictions until the first anniversary of the date of the award. In addition to the annual equity grant, the Board of Directors’ practice is to grant an initial equity award to each non-employee director upon commencement of service as a member of the Board of Directors.

[2]	Non-employee directors have the option to elect to receive all or a portion (in 25% increments) of the annual retainer in deferred stock units pursuant to the Compensation Plan.